         1                                          EXHIBIT  4.14

                                      STOCK OPTION AGREEMENT

EFFECTIVE DATE:  August 19, 1996

PLACE:                   Tempe, Arizona

PARTIES:                 RECONDITIONED SYSTEMS, INC., an Arizona
                         corporation (the "Company"), and Dirk
                         Anderson ("Optionee")

RECITALS:
           The Company desires to issue to Optionee options to acquire up to 83,334 shares of the Company's no par value common stock ("Common Stock"). Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the Employment Agreement between the Company and Optionee dated August 10, 1995.

AGREEMENTS:

          In consideration of the mutual promises herein contained, the parties agree as follows:

          1. Grant of Option. Subject to the approval of Norwest Business Credit, Inc., a Minnesota corporation ("Norwest"), pursuant to that certain Credit and Security Agreement dated as of February 26, 1996 between the Company and Norwest, the Company hereby irrevocably grants to Optionee the right and option (the "Option") to purchase all or any part of an aggregate of up to eighty-three thousand three hundred thirty four (83,334) shares of Common Stock (the "Shares") on the terms and conditions set forth herein.

           2. Purchase Price. The purchase price of the Shares acquired pursuant to the exercise of an Option shall be One Dollar ($1.00) per Share, which equals the fair market value of the Shares on the effective date of this grant. The purchase price shall be paid in the manner set forth in Paragraph 11.

           3. Vesting. Optionee's right to acquire Shares pursuant to the exercise of the Option as provided herein shall be fully vested as of the date hereof; provided, however, that Optionee hereby agrees not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any Shares acquired upon exercise of this Option for a period of twelve (12) months following the Effective Date of this Option.

           4. Term of Option. Subject to early termination of the Option as provided in Paragraphs 7, 8, and 9 hereof, the Option shall terminate as the date ten (10) years after the date hereof.

           5. Exercise of the Option. Subject to earlier termination of the Option as provided in Paragraphs 7, 8 and 9 hereof, and to the lock-up provisions contained in Paragraph 3 hereof, Optionee may exercise the Option from time to time as to any part or all of the vested Shares covered hereby.

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          6.   Nontransferability.  The Option shall not be
transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of Optionee, only by Optionee. More particularly, but without limiting the generality of the foregoing, and except as otherwise specified, the Option may not be sold, assigned, transferred, pledged, hypothecated, or disposed of in any manner, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, or other disposition contrary to the provisions hereof, and the levy of execution, attachment, or similar process upon the Option, shall be null and void and without effect.

          7. Termination of Employment; Effect on Employment. If the employment of Optionee is terminated (otherwise than by reason of death), the Option may be exercised at any time within three (3) months after the date of such termination, but not more than ten (10) years from the date hereof. To the extent the Option has not been exercised by such time, the Option shall terminate. So long as Optionee shall continue to be an employee of the Company or any parent or subsidiary of the Company, this Option shall not be affected by any change of duties or position. Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company or any parent or subsidiary of the Company or interfere in any way with the right of the Company or any parent or subsidiary of the Company to terminate Optionee's employment at any time.

           8. Death of Optionee. If Optionee dies while employed by the Company or within three (3) months after the termination of his employment, the Option may be exercised by the legal representative of his estate, or by any person or persons who shall have acquired the Option directly from Optionee by bequest or inheritance, at any time within one (1) year after the date of his death, but not more than ten (10) years from the date hereof. To the extent the Option has not been exercised by such time, the Option shall terminate.

           9. Dissolution or Liquidation of Company. In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of substantially all of the assets of the Company, or in the event of a merger or consolidation with another corporation in any manner in which the Company is not the surviving corporation and the surviving corporation does not agree to assume the Option granted hereunder, the Option will terminate immediately before the consummation of such proposed action, unless sooner terminated as of a date fixed by the Board of Directors, in which even Optionee shall be given the right to exercise the Option as to all or any part of the Shares subject to this Agreement.

          10. Rights as Stockholder. Optionee shall not by reason of the Option have any rights of a stockholder of the Company until Optionee shall, from time to time, have exercised the Option, and, upon each such exercise, Optionee shall have, with respect to the number of Shares as to which the Option is then exercised, all rights of a stockholder of record from the
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date of such exercise, irrespective of whether certificates to evidence the Shares with respect to which the Option was exercised shall have been issued on such date.

           11.  Method of Exercising.

               (a) Notice of Exercise/Payment of Purchase Price. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Secretary of the Company, at the Company's main office, or at such other address as the Company, by written notice to Optionee, may designate from time to time. Such notice shall state the election to exercise the Option and the number of Shares in respect of which the Option is being exercised, and shall be signed by the person or persons exercising the Option. Such notice shall be accompanied by payment of the full purchase price of such Shares, by cashier's or certified check, or by such other form of consideration, if any, as may be approved by the Company's Board of Directors. In addition to the foregoing, the purchase price for the Shares may be paid through a sale and remittance procedure by which Optionee shall provide concurrent irrevocable written instructions to: (i) a Company designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the purchase price for the Shares acquired pursuant to exercise of the Option, and (ii) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm to complete the sale transaction.

            (b) Stock Certificates. Upon the exercise of an Option, the Company shall deliver a certificate or certificates representing any Shares acquired hereunder as soon as practicable after the notice and payment shall be received. Except if issued through the sale and remittance procedure described in Paragraph 11(a), the certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of Optionee or in the name of any other person or entity specified in writing by Optionee. If an Option shall be exercised by the legal representative of Optionee's estate, or by any person or persons who shall have acquired the Option directly from Optionee as a result of Optionee's death, whether by bequest, inheritance, or otherwise, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of an Option as provided herein shall be fully paid and nonassessable.

       12. Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all fees, expenses, and taxes necessarily incurred by the Company in connection therewith, and shall, from time to time, use its good faith efforts to comply with all laws, rules, and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.


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       13.  Registration of Shares.  The Company shall
register the Shares issuable upon exercise of the Option with the Securities and Exchange Commission (the "Commission") by filing a
Registration Statement on Form S-8 with the Commission.

       14. Adjustment for Recapitalization. In the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company or any merger, consolidation, spin-off, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing, appropriate adjustments shall be made by the Board of Directors of the Company to the number and kind of Shares and the price per Share subject to this Agreement.

       15. Taxes. Optionee agrees, no later than the date as of which the value of any Option or Shares acquired pursuant to this Agreement first becomes includible in the gross income of Optionee for federal income tax purposes, to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Option or such Shares. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

       16.  Action Taken in Good Faith.  No member of the
Board of Directors, nor any officer or employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Agreement.

       17.  Miscellaneous.

            (a) Waiver. The waiver of any provision of this Agreement will not be effective unless in writing and executed by the party against whom enforcement of the waiver is sought.

            (b) Entire Agreement. This Agreement constitutes the entire integrated agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. This Agreement may not be amended except by written instrument executed by the parties.

            (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Phoenix, Arizona in accordance with the rules of the American Arbitration Association then in effect.
The decision of the arbitrators shall be final and binding on the



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parties, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses of such arbitration, including but not limited to attorneys' and other professionals' fees, shall be borne in accordance with the determination of the arbitrators.

           (d)  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Arizona without regard to its conflict of laws principles.

           (e)  Severability.  If any provision of this
Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall be severable and not affected thereby.

           (f) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

           (g) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereunder or any breach or default under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence to any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after the waiver. Any waiver, permit, consent, or approval of any kind of any breach or default under this Agreement or of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically stated in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party shall be cumulative.

          (h) Headings. The headings in this Agreement have been inserted for convenience only and shall not affect the meaning or interpretation of any provision in this Agreement.

          (i) Assignment. The rights and obligations of the Company and Optionee hereunder shall inure to the benefit of and shall be binding on their successors and assigns.

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the day and year first above written.

COMPANY:                            OPTIONEE:

RECONDITIONED SYSTEMS, INC.,
an Arizona corporation


By /s/ Scott W. Ryan                   /s/ Dirk Anderson
   _____________________________       _________________
   Scott W. Ryan,                      Dirk Anderson
   Chairman
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